Via Facsimile and U.S. Mail
Mail Stop 03-09

August 8, 2005


Mr. Henry L. Nordhoff
Chairman, President and Chief Executive Officer
Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, CA  92121-4362


Re:	Gen-Probe Incorporated
	Form 10-KSB for the Fiscal Year Ended December 31, 2004
	Filed March 15, 2005
	File No. 001-31279

Dear Mr. Nordhoff:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


Jim B. Rosenberg
Senior Assistant Chief
Accountant